Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER FISCAL YEAR 2005

•	Revenue $203.5 Million, up 54% from First Quarter Fiscal Year 2004

•	Net Income $12.4 Million up 59% from First Quarter Fiscal Year 2004

•	Diluted EPS $0.45 up 55% from First Quarter Fiscal Year 2004

•	Raising guidance for Fiscal Year 2005

FAIRFAX, Va. – November 1, 2004 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the first quarter of fiscal year 2005, which ended September 30, 2004.

Revenue increased 54% from $132.0 million in the September 2003 quarter to $203.5 million. Operating income increased 59% from $12.4 million in the September 2003 quarter to $19.8 million. Operating income margin was 9.7% compared to 9.4% last year. Net income increased 59% from $7.8 million in the September 2003 quarter to $12.4 million. Diluted earnings per share increased 55% to $0.45 from $0.29 for the September 2003 quarter.

Ernst Volgenau, SRA Chairman and CEO, stated, “We are pleased to begin our fiscal year with such a strong quarter. We continue to grow and execute well across all our business markets. We also had a notable number of contract awards this quarter, which provides an excellent basis for future growth.”

Chief Financial Officer Stephen Hughes added, “Revenue, earnings, and cash flows were up sharply compared to last year. Cash flows from operations were $29.6 million or nearly 2.4 times net income. We reduced days sales outstanding another two days to 72 and ended the quarter with approximately $195 million in cash and investments with no debt.”

New Business Awards

During the first quarter, SRA won new business across its diversified customer portfolio with potential value of $638 million. The Company backlog of signed business orders is now more than $2.4 billion, an increase of 42% over the last twelve months. A description follows of six competitive contract awards during the quarter:

•	Federal Deposit Insurance Corporation (FDIC) Infrastructure Support Services. SRA will be the single systems integrator providing enterprise-wide IT services to support the FDIC technology infrastructure. The performance-based task order, awarded under the Millennia contract, consolidates 36 existing contracts and has an estimated value of $341 million over five years if all options are exercised.

•	Environmental Protection Agency (EPA) Climate Protection Partnerships Division (CPPD) BPA. SRA will provide a broad range of IT services to support the Office of Air and Radiation. The single award, five-year, time-and-materials contract has a maximum dollar value of $29 million. Through voluntary programs that promote cost-effective energy efficiency and greenhouse gas emissions reductions, CPPD establishes partnerships with private and public organizations. Since 2001, SRA has worked with CPPD to consolidate, upgrade, and modernize the EPA IT infrastructure to reduce cost and improve performance.

•	Defense Manpower Data Center (DMDC) Human Resources Strategic Assessment Program IDIQ. Under a single-award indefinite delivery, indefinite quantity contract with a maximum value of $20 million over five years, SRA will provide design, data collection, data management, and statistical analysis services to support the DMDC Human Resources Strategic Assessment Program, which includes evaluations, research, and studies related to DoD personnel policies and programs.

•	DoD Logistics Automation Identification Technology (AIT) Office Program Management Support. SRA will resolve standardization issues, identify emerging technologies, and evaluate potential integration of AIT throughout the defense supply chain. Awarded under the Chief Information Officer Solutions and Partners 2 Innovations contract, the task order has an estimated value of $19.2 million over five years if all options are exercised. Since 1998, SRA has assisted DoD to employ Radio Frequency Identification (RFID) Tags and other AIT devices to improve data collection; reduce processing time; and enhance the ability to identify, track, and control deploying forces and supplies.

•	Department of Health and Human Services (HHS) Public-Key Infrastructure (PKI). SRA will provide operations and maintenance support for an enterprise PKI program that enables HHS to securely transmit and receive sensitive information. The contract has an estimated value of $18.5 million over five years if all options are exercised. Since 2002, SRA has assisted in the design, development, installation, and support of the HHS PKI System.

•	Small Business Administration (SBA) Disaster Credit Management System (DCMS). SRA will provide IT services to support DCMS, which is a Web-enabled electronic loan application processing system used in assisting disaster victims. The task order has an estimated value of $13.9 million over 42 months if all options are exercised and continues the work SRA has performed for SBA since 2002. Under this new contract, SRA will support the DCMS team in implementing software changes, maintaining software and hardware architecture, updating system documentation, providing ongoing support to DCMS users, and supporting all IT operations associated with the system.

Forward Guidance

The Company is issuing initial guidance for the second quarter of fiscal year 2005 and raising its forward guidance for fiscal year 2005. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below does not include any effect for acquisitions SRA might make in the future.

Measure	Quarter Ending December 31, 2004	Fiscal Year Ending June 30, 2005
Revenue (in millions)	$197-$202	$800-$830
Diluted EPS	$0.44-$0.46	$1.82-$1.92
Diluted Share Equivalents (in millions)	27.9	27.9

Previously, the Company provided guidance for fiscal year 2005 revenue of $720-$750 million and diluted earnings per share of $1.65-$1.75 based on 27.9 million shares.

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development and integration; and outsourcing and operations management — to clients in national security, civil government markets, and health care and public health. The Company also develops business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, conflict management and dispute resolution, enterprise architecture, network operations and management, enterprise systems management, and wireless integration services.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for five consecutive years. The Company’s 3,500 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit http://www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the SEC on September 13, 2004. In addition, the forward-looking statements included in this press release represent our views as of November 1, 2004. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward- looking statements should not be relied upon as representing our views as of any date subsequent to November 1, 2004.

CONTACTS:

Stuart Davis	Stephen Hughes
Vice President and Director, Investor Relations	Senior Vice President and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	9/30/03	9/30/04
Revenue	$131,978	$203,474
Operating costs and expenses:
Cost of services	94,119	151,546
Selling, general, and administrative	23,147	29,276
Depreciation and amortization	2,267	2,882

Total operating costs and expenses	119,533	183,704

Operating income	12,445	19,770
Interest income	393	523

Income before taxes	12,838	20,293
Provision for income taxes	5,007	7,853

Net income	$7,831	$12,440

Earnings per share:
Basic	$0.31	$0.48

Diluted	$0.29	$0.45

Weighted-average shares:
Basic	25,185,472	25,993,011

Diluted	27,088,038	27,770,389

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)

	As of
	6/30/04	9/30/04
Current assets:
Cash and cash equivalents	$143,367	$169,991
Short-term investments	9,076	17,307
Accounts receivable, net	164,162	177,942
Prepaid expenses and other	23,053	15,489
Deferred income taxes, current	4,442	5,036

Total current assets	344,100	385,765

Property and equipment, net	23,498	24,597

Other assets:
Goodwill	62,747	62,747
Identified intangibles, net	13,168	12,714
Investments	13,719	7,355
Deferred compensation trust	4,661	4,701

Total other assets	94,295	87,517

Total assets	$461,893	$497,879

Current liabilities:
Accounts payable and accrued expenses	$66,230	$77,875
Accrued payroll and employee benefits	39,798	48,897
Billings in excess of revenue recognized	8,276	6,730

Total current liabilities	114,304	133,502

Long-term liabilities:
Deferred income taxes, noncurrent	1,612	1,250
Other long-term liabilities	6,709	6,269

Total long-term liabilities	8,321	7,519

Total liabilities	122,625	141,021

Stockholders’ equity:
Preferred stock, $0.20 par value	—	—
Class A common stock, $0.004 par value	97	98
Class B common stock, $0.004 par value	39	39
Additional paid-in capital	241,831	246,898
Treasury stock, at cost	(46,560)	(46,560)
Deferred stock-based compensation	(716)	(634)
Retained earnings	144,577	157,017

Total stockholders’ equity	339,268	356,858

Total liabilities and stockholders’ equity	$461,893	$497,879

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	9/30/03	9/30/04
Cash flows from operating activities:
Net income	$7,831	$12,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,267	2,882
Stock-based compensation	52	82
Tax benefits of stock option exercises	3,069	2,658
Deferred income taxes	(212)	(956)
Working capital changes	(5,349)	12,502

Net cash provided by operating activities	7,658	29,608

Cash flows from investing activities:
Capital expenditures	(2,608)	(3,527)
Purchases of investments	—	(1,867)
Proceeds from sale of investments	1,083	—

Net cash used in investing activities	(1,525)	(5,394)

Cash flows from financing activities:
Issuance of common stock	1,992	2,410
Purchase of treasury stock	(145)	—
Repayment of term loan	(400)	—

Net cash provided by financing activities	1,447	2,410

Net increase in cash and cash equivalents	7,580	26,624
Cash and cash equivalents, beginning of period	158,264	143,367

Cash and cash equivalents, end of period	$165,844	$169,991

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$6	$1,391

Cash received during the period:
Interest	$248	$769

Income taxes	$—	$176

Reconciliation Between Total Revenue Growth and Organic Revenue Growth

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	9/30/03	9/30/04	Growth
Total Revenue, as reported	$131,978	$203,474	54%
Plus: Orion revenue for July 1, 2003 through September 30, 2003	8,900	—	—

Organic Revenue	$140,878	$203,474	44%